                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [Section]240.14a-11(c) or
    [Section]240.14a-12
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  NORTEK, INC.
                (Name of Registrant as Specified In Its Charter)

                                  NORTEK, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

        [LOGO]



                                                              September 30, 1996

Dear Fellow Stockholder:

     As indicated in the accompanying Proxy Statement, our Annual Meeting this year will be held in Fabriano, Italy, the headquarters of Best S.p.A., one of three 1995 additions to our Residential Building Products Group and our first major advance into European markets.

     You know that 1995 was a very good year for Nortek, and 1996 has shown operational improvement as we continue to build our solid business base for the future. For the first six months of 1996, sales are up 27 percent, net earnings are up 44 percent, and earnings per share are up 62 percent over 1995. These results include the three acquisitions completed in the fourth quarter of 1995. Increased earnings per share also reflects the success of our stock buyback program, under which we repurchased approximately 2.3 million shares since last November. Had the shares been purchased as of January 1, 1995, earnings per share for 1995 would have been $.17 higher than reported.

     Nortek's operations remain strong, and barring unforeseen economic developments such as an upward spike in interest rates, we expect good earnings for the year. We anticipate Best could contribute up to approximately 10 percent of Nortek's consolidated net sales in 1996 and will continue to grow in importance to Nortek's worldwide operations.

     Holding the Annual Meeting in Fabriano allows us to extend to you the opportunity to visit Best's fine facilities, demonstrates to Best's management our confidence in them and allows Nortek's management to use our visit for meetings with potential European customers and investors.



                                        Richard L. Bready
                                        Chairman and Chief Executive Officer

        [LOGO]

NORTEK, INC. 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360 401-751-1600



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 25, 1996

     The Annual Meeting of Stockholders of Nortek, Inc. (the "Company") will be held at the Janus Hotel, Fabriano, Italy, on October 25, 1996 at 11 o'clock a.m., local time, for the following purposes:

     1. To elect two directors for a term expiring at the 1999 Annual Meeting of Stockholders.

     2. To consider and act upon (if properly presented) the shareholder proposal set forth in the accompanying Proxy Statement, which is OPPOSED by the Board of Directors.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on September 30, 1996 as the record date of the Annual Meeting to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. The Company's stock transfer books will not be closed prior to the Annual Meeting.


                                            By Order of the Board of Directors,



                                            KEVIN W. DONNELLY
                                            Secretary

Providence, Rhode Island
September 30, 1996




WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE.

                                  NORTEK, INC.

                                50 KENNEDY PLAZA
                      PROVIDENCE, RHODE ISLAND 02903-2360

                                PROXY STATEMENT

     The enclosed form(s) of proxy and this Proxy Statement have been mailed to stockholders on or about September 30, 1996 in connection with the solicitation by the Board of Directors of Nortek, Inc. (the "Company") of proxies for use at its Annual Meeting of Stockholders to be held on October 25, 1996 or at any adjournment or postponement thereof.

     A copy of the Company's 1995 Annual Report to Stockholders, which includes the Annual Report on Form 10-K, has been previously mailed to each stockholder entitled to vote at the meeting.

     As of September 24, 1996 the Company had outstanding 9,497,020 shares of Common Stock, $1.00 par value (the "Common Stock"), and 476,812 shares of Special Common Stock, $1.00 par value (the "Special Common Stock"). Holders of record at the close of business on September 30, 1996 are entitled to vote at the meeting or any adjournment thereof. Holders of shares of Common Stock are entitled to one vote for each share, and holders of shares of Special Common Stock are entitled to ten votes per share on each matter to be voted on at the meeting. With respect to the election of directors, holders of Common Stock shall be entitled to elect one director and the holders of Special Common Stock shall have no voting rights with respect to the election of such director. The holders of Common Stock and Special Common Stock, voting as a single class, shall be entitled to elect the remaining director to be elected. Approval of the shareholder proposal set forth as item 2 will require the affirmative vote of not less than two thirds of the total votes of the outstanding shares of Common Stock and Special Common Stock voting as a single class.

     It is the intention of the persons named as proxies to vote shares of Common Stock and Special Common Stock represented by duly executed proxies for the election of the nominees for director selected by the Board of Directors and against the shareholder proposal set forth as item 2 (if it is properly presented at the Annual Meeting) unless authority to do so has been withheld or a contrary specification made. If any other business is properly brought before the Annual Meeting and on all matters incidental to the conduct of the meeting, the proxy will be voted in accordance with the discretion of the persons named as proxies. Any such proxy may be revoked by the stockholder at any time prior to the voting of the proxy by a written revocation received by the Secretary of the Company, by properly executing and delivering a later-dated proxy, or by attending the meeting, requesting return of the proxy and voting in person. Proxies will be tabulated by the Company's transfer agent, State Street Bank and Trust Company. A plurality of votes properly cast by the appropriate class of stockholders will elect directors. Abstentions from voting will have no effect on the outcome of the election of directors, even though a person analyzing the results of the voting may interpret such a vote differently. Abstentions and broker nonvotes on the shareholder proposal are the equivalent of votes against the proposal.

1.  ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors shall consist of not less than three directors and that the number of directors at any time shall be the number of directors fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at five which is the current number of directors. The Board of Directors is divided into three classes, with each class to hold office for a term of three years. At the meeting, two directors are to be elected for a term of three years expiring at the

1999 Annual Meeting and until their respective successors are elected and qualified. Holders of Common Stock, voting separately as a class, are entitled to elect 25% of the directors to be elected at the Annual Meeting, which in this case constitutes one director. J. Peter Lyons has been nominated to be elected by the holders of Common Stock, voting separately as a class, for a term of three years expiring at the 1999 Annual Meeting. William I. Kelly has been nominated to be elected by the holders of Common Stock and Special Common Stock, voting as a single class, for a term of three years expiring at the 1999 Annual Meeting.

     Each of the nominees has agreed to serve as a director, if elected. If, at the time of the Annual Meeting, a nominee is unwilling or unable to serve (which is not currently anticipated), the Board may fix the number of directors at less than five, or the persons named as proxies may nominate and may vote for other persons in their discretion. The By-laws require nominations of directors, other than by the Board of Directors, to be submitted to the Company's Chief Executive Officer or Secretary at least 30 days before the meeting and be accompanied by a petition signed by at least 100 stockholders of record, holding in the aggregate at least 1% of the capital stock entitled to vote, and certain other information.

     Presented below is information regarding the nominees for director as well as those directors continuing in office.

NOMINEES FOR THE BOARD OF DIRECTORS

   NOMINEES FOR TERM EXPIRING                                                         DIRECTOR
   AT THE 1999 ANNUAL MEETING                 PRINCIPAL OCCUPATION              AGE    SINCE
   --------------------------                 --------------------              ---   --------
J. Peter Lyons...................  President of The J. Peter Lyons Companies     62     1991
                                   (consulting services for employee insurance
                                   benefits)

William I. Kelly.................  Director of Northeastern University           53     1996
                                   Graduate School of Professional Accounting

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

      TERM EXPIRING AT THE
       1997 ANNUAL MEETING
      --------------------
Richard J. Harris................  Vice President and Treasurer of the Company   60     1984

      TERM EXPIRING AT THE
       1998 ANNUAL MEETING
      --------------------
Richard L. Bready................  Chairman, President and Chief Executive       52     1976
                                   Officer of the Company
Philip B. Brooks.................  Retired, Certified Public Accountant          82     1981

     Mr. Lyons, for more than the past five years, has been President of The J. Peter Lyons Companies which has designed benefit plans and provided insurance services to the Company in the past. Mr. Kelly has been Director of the Graduate School of Professional Accounting of Northeastern University for more than the past five years. Mr. Harris has been employed by the Company in his present capacities for more than the past five years. Mr. Bready has been Chairman and Chief Executive Officer of the Company for more than the past five years. He is also a director of Lehigh Group, Inc. and Initial Acquisition Corp. Mr. Brooks is a certified public accountant who retired from active practice in 1967.

     The Board of Directors held four meetings during 1995. Each director attended more than 75% of the meetings and of the meetings of the committees of the Board on which he served. The Board of Directors has a standing Audit Committee, consisting of Messrs. Brooks (Chairman of the committee), Kelly and Lyons. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management the scope and results of the annual audit, the scope of other services provided by the Company's auditors, proposed changes in the Company's financial and accounting standards and principles, the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and making recommendations to the Board of Directors on the engagement of the independent auditors. During 1995 the Audit Committee held one meeting. The Stock Option Committee of the Board, consisting of Messrs. Brooks, Lyons (Chairman of the committee) and Kelly, which is authorized to administer the Company's stock option plans, did not meet in 1995. The Compensation Committee, comprised of Messrs. Brooks and Lyons (Chairman of the committee) has authority to implement changes in the compensation arrangements with the Chief Executive Officer and certain other executive officers. The Board of Directors does not have a standing nominating committee. Directors who are not officers or employees of the Company or its subsidiaries receive directors' fees from the Company. The fees currently paid to such directors are $1,250 per month and $1,000 per meeting ($500 if a director participates by telephone). In addition, members of committees of the Board of Directors receive $750 per committee meeting ($250 if held in conjunction with a Board meeting or if a member participates by telephone). Committee chairmen receive an additional $1,500 per year. During 1995 Messrs. Brooks and Lyons as members of a special committee of the Board each received a retainer of $7,500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of equity securities of the Company by the Company's directors, by nominees for director, by its executive officers named in the Summary Compensation Table, by its directors and executive officers as a group, and by those known by the Company to own beneficially more than 5% of its Common Stock or Special Common Stock, all as of September 24, 1996 except for the number of shares held by Gabelli
Funds, Inc. as to which the date is September 20, 1996.

                                                   COMMON STOCK           SPECIAL COMMON STOCK
                                             -----------------------    ------------------------
                                             AMOUNT AND                  AMOUNT AND
                                              NATURE OF                   NATURE OF
                                             BENEFICIAL      PERCENT     BENEFICIAL      PERCENT
NAME(1)                                     OWNERSHIP(2)    OF CLASS    OWNERSHIP(2)    OF CLASS
- -------                                     ------------    --------    ------------    --------
Richard L. Bready(3)......................     746,081         7.7         318,294        61.9
Philip B. Brooks..........................      38,600         *             6,699         1.4
Kevin W. Donnelly.........................      23,684         *                10         *
Almon C. Hall.............................      46,956         *             2,078         *
Richard J. Harris(3)......................     304,976         3.2          50,106        10.5
William I. Kelly..........................          --                          --
J. Peter Lyons............................          --                          --
Kenneth J. Ortman.........................      40,489         *                --
All directors and executive officers as a
  group(3)(4).............................     993,986        10.1         330,924        63.6
Gabelli Funds, Inc.,
  One Corporate Center
  Rye, NY 10580...........................   1,919,300        20.2          20,965         4.4

- ---------------

  * Less than 1%

(1) The address of all such persons unless otherwise stated is c/o Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903-2360. Certain of the shares shown in the table are shares as to which the persons named in the table have the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934 as amended. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2) Includes shares subject to currently exercisable options in the case of Messrs. Bready (150,000 shares of Common Stock and 37,500 shares of Special Common Stock), Brooks (36,000 shares of Common Stock and 6,000 shares of Special Common Stock), Hall (30,000 shares of Common Stock), Harris (40,100 shares of Common Stock), Ortman (29,150 shares of Common Stock) and Donnelly (20,250 shares of Common Stock). Does not include future rights to acquire shares upon the exercise of options in the case of Messrs. Bready (275,000 shares of Special Common Stock), Hall (10,000 shares of Common Stock), Harris (10,000 shares of Common Stock), Ortman (3,750 shares of Common Stock) and Donnelly (6,250 shares of Common Stock).

(3) Various defined benefit pension plans of the Company and certain of its subsidiaries held approximately 2.5% of the outstanding Common Stock of the Company and 9.7% of the outstanding Special Common Stock at September 24, 1996. Under the provisions of the trust agreement governing the plans, the Company may instruct the trustee regarding the acquisition and disposition of plan assets and the voting of securities held by the trust. Accordingly, although the directors and officers disclaim beneficial ownership of such shares, the shares are included in the table as being beneficially owned by Messrs. Bready and Harris and are also included under shares held by directors and executive officers as a group.

(4) Includes 305,500 shares of Common Stock and 43,500 shares of Special Common Stock that directors and executive officers as a group have a right to acquire upon the exercise of currently exercisable options. Does not include future rights of executive officers to acquire shares upon exercise of options totalling 30,000 shares of Common Stock and 275,000 shares of Special Common Stock. Except as set forth in the above table, the Company knows of no persons who at September 24, 1996, beneficially owned more than 5% of the shares of Common Stock or Special Common Stock of the Company outstanding on that date.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The following graph compares the yearly percentage change for the last five years in the cumulative total shareholder return of the Company's Common Stock against the cumulative total return of the Russell 2000 Index and a group of peer companies which are listed below.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG THE COMPANY, A PEER GROUP AND THE RUSSELL 2000 INDEX

Research Data Group                       Total Return - Data Summary

                        NTK

                                             Cumulative Total Return

                                  ---------------------------------------------
                                  12/90   12/91   12/92   12/93   12/94   12/95

Nortek Inc              NTK        100      65     183     313     413     409

PEER GROUP              PPEER1     100     147     170     229     171     227

RUSSELL 2000            IR20       100     146     173     206     202     260

*  $100 INVESTED ON 12/31/90 IN STOCK OR INDEX --
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING DECEMBER 31.

The peer group companies are:

          Armstrong World Industries, Inc.             The Stanley Works
          Bird Corporation                             Maytag Corporation
          Masco Corporation                            Fedders Corporation
          Morgan Products Ltd.                         Whirlpool Corporation
          Ply-Gem Industries, Inc.

REPORTS ON EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

     The compensation of the Chief Executive Officer, Mr. Bready, is governed by the terms of his employment agreement with the Company which was last amended in November 1990. The terms of the agreement are set forth in a footnote to the Summary Compensation Table. The Company's policy with respect to the compensation of executive officers, other than the Chief Executive Officer, is primarily based on the performance of the individual officer along with such other factors as compensation paid by competitors of the Company, local geographical factors, the term of employment, salary surveys and the use of consultants when considered necessary. Bonuses for executive officers are awarded on a discretionary basis by the Chief Executive Officer based on individual goals derived from the responsibilities of the individual and which are determined, in part, on Company performance and to a greater extent on individual performance.

     The executive officers named in the Summary Compensation Table other than the Chief Executive Officer received salary increases in 1995 based on competitive salary analyses prepared by an outside consultant and individual performance of job goals and objectives. Bonuses awarded such executive officers for the year reflected the achievement of certain cash flow objectives, the operating performance of certain units which was slightly lower than the previous year, and other factors.

     The Board of Directors considers performance in 1995 to be excellent in terms of achieving Company objectives and the resulting ongoing positive impact on the balance sheet and operating results considering the impact of rising interest rates during late 1994 and the substantial increase in the cost of raw materials.

     By the Board of Directors:

        Richard L. Bready                       William I. Kelly
        Philip B. Brooks                        J. Peter Lyons
        Richard J. Harris

COMPENSATION COMMITTEE

     The Compensation Committee is authorized to approve changes in the compensation arrangements with the Chief Executive Officer and certain other executive officers. Based on Mr. Bready's performance as Chief Executive Officer during 1995 the Committee authorized payment of a cash bonus to him of $1,000,000.

     By the Compensation Committee:

        Philip B. Brooks                        J. Peter Lyons

STOCK OPTION COMMITTEE

     With respect to long-term incentive compensation, the Company believes that stock options are an additional incentive for executive officers and other selected key employees of the Company and its subsidiaries and upon whose efforts the Company is largely dependent for the successful conduct of its business. The award of stock options will encourage such persons to improve operations and increase profits and to accept employment with or remain in the employ of the Company or its subsidiaries. The Company's stock option plans are administered by the Stock Option Committee of the Board whose members are Messrs. Brooks, Kelly and Lyons. No stock options were awarded in 1995.

     By the Stock Option Committee:

        Philip B. Brooks                        J. Peter Lyons
        William I. Kelly

INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Bready, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors. Mr. Harris, Vice President and Treasurer of the Company, is also a director. As directors they participate in Board deliberations regarding executive compensation.

EXECUTIVE COMPENSATION

     The following table sets forth, on an accrual basis, information concerning the compensation for services to the Company and its subsidiaries for 1993, 1994 and 1995 of those persons who were, at December 31, 1995, the Chief Executive
Officer and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                          ANNUAL COMPENSATION(1)       SECURITIES
                                      ------------------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY       BONUS       OPTIONS     COMPENSATION(2)
- ---------------------------           ----    --------    ----------  ------------  ---------------
Richard L. Bready                     1995    $771,696    $1,220,150           0         $4,623
  Chairman, President, and            1994     751,404       259,525           0          3,300
  Chief Executive Officer(3)          1993     731,649     2,450,000*    150,000          3,420

Almon C. Hall                         1995     236,250       140,000           0          1,338
  Vice President, Controller and      1994     225,000       157,500           0          1,168
  Chief Accounting Officer            1993     210,000       100,000      40,000          9,288

Richard J. Harris                     1995     210,000       125,000           0            877
  Vice President and                  1994     200,000       140,000           0            766
  Treasurer                           1993     175,000       100,000      40,000            793

Kenneth J. Ortman                     1995     185,000        60,000           0              0
  Senior Vice President --            1994     175,000        70,000           0              0
  Group Operations                    1993     150,000        75,000      15,000              0

Kevin W. Donnelly                     1995     165,000        65,000           0              0
  Vice President, General             1994     150,000        60,000           0              0
  Counsel and Secretary               1993     140,000        50,000      25,000              0

- ---------------

  * A cumulative bonus for 1991, 1992 and 1993

(1) The aggregate amount of any compensation in the form of perquisites and other personal benefits (club dues, personal use of Company property, etc.) paid in each of the years based on the Company's incremental cost, did not exceed the lesser of 10% of the executive officer's annual salary and bonus or $50,000.

(2) For certain executive officers, the Company provides additional amounts of life insurance over those provided to other salaried employees. The amounts shown for 1995 are the premiums paid for such coverage.

(3) Mr. Bready's employment agreement with the Company provides for his employment as President and Chief Executive Officer through December 31, 1998. As of November 1, 1990, his annual base salary was $650,000 with adjustments based upon increases in the cost of living. The agreement also provides for incentive compensation based upon the Company's annual consolidated pre-tax earnings as follows: 0.7% of the amount of such earnings up to $10,000,000, plus 1.05% of the amount of such earnings in excess of $10,000,000 and provides that discretionary bonuses may be awarded. For 1995, $220,150 of Mr. Bready's bonus was incentive compensation based on this formula. The employment agreement may be terminated at the election of Mr. Bready and in such event he is to be retained by the Company for five years as a consultant at an annual rate of 60% of his then current annual salary, plus incentive compensation. The Company may terminate the agreement at any time but in such event Mr. Bready would receive severance pay in an amount equal to 60% of his then current annual salary, plus incentive compensation, payable for five years following termination. If there has been a Change in Control of the Company (as defined in the agreement) within two years before or one year after his termination, then Mr. Bready may elect to accelerate the receipt of his severance pay. If he becomes disabled or dies while employed, the Company will pay to Mr. Bready or his estate an amount equal to 60% of his then current annual salary, plus incentive compensation for five years, or, if he was performing consulting services at the time, an amount equal to 60% of the consulting fee plus incentive compensation for the remainder of the consulting period. Mr. Bready is entitled to receive bonuses and to participate in any of the Company's corporate incentive and other benefit plans except for the Company's 401(k) plan in which no executive officers are eligible to participate.

    The Company has established a severance plan for certain of its executive officers, including Messrs. Donnelly, Hall, Harris and Ortman. The plan provides that in consideration of each such employee's agreement not to voluntarily terminate his employment if there is an attempted Change in Control (as that term is defined in the plan) of the Company, if such an employee is terminated within the 24-month period following a Change in Control (including termination by reason of a material adverse change in the terms of employment as provided in the plan), such employee will be entitled to severance pay for a period of 24 months following such termination at a rate equal to his base salary plus bonus or incentive compensation (at the highest rate in the previous three years) and to continued medical, life insurance and other benefits for such 24-month period (or payment of an amount equal to the cost of providing such benefits). If a Change in Control were to have occurred as of September 1, 1996, and the named executive officers were terminated as of such date, the officers covered under this plan would have been entitled to receive, over the next succeeding 24-month period, an aggregate of approximately $2,631,000. Mr. Ortman is entitled to a minimum of 15 months severance pay if his employment is terminated without cause.

STOCK OPTIONS

    The following table contains information with respect to the value realized
(market value less exercise price) of options exercised in 1995 by those executive officers listed in the Summary Compensation Table and the value of their unexercised options at year-end. No options were granted to any executive officer in 1995.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                            SHARES                          OPTIONS AT YEAR-END               AT YEAR-END
                           ACQUIRED                     ---------------------------   ---------------------------
          NAME           ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----           -----------   --------------   -----------   -------------   -----------   -------------
Richard L. Bready.......       --              --         187,500(1)          --        $615,625            --
Almon C. Hall...........       --              --          38,000         10,000         161,000       $30,000
Richard J. Harris.......    4,900         $45,938          40,100         10,000         179,638        30,000
Kenneth J. Ortman.......    2,000          16,000          29,150          3,750         192,613        11,250
Kevin W. Donnelly.......    1,500          12,375          20,250          6,250          69,563        18,750

- ---------------

(1) 37,500 shares are Special Common Stock; all other option information relates to Common Stock.

PENSION PLAN

     As of December 31, 1995 the Company's qualified pension plan for its headquarters employees (the "Pension Plan") was frozen and no increases in benefits will occur as a result of increases in service or compensation. The vested annual retirement benefits payable under the Pension Plan at age 65 as a straight-life annuity to the executive officers listed in the Summary Compensation Table are as follows: Mr. Bready $111,996; Mr. Hall $60,304; Mr. Harris $78,286, Mr. Ortman $19,966 and Mr. Donnelly $17,343.

     In part to compensate certain officers for the effect of the limitations under the Internal Revenue Code and the freezing of the Pension Plan, the Company adopted, effective January 1, 1996, the Nortek, Inc. Supplemental Executive Retirement Plan, a non-qualified plan. Under this plan, Messrs. Hall and Harris will be entitled to receive, at age 65, annual supplemental pension payments equal to fifty percent (50%) of their highest consecutive five-year average compensation (all compensation reported on the employee's Form W-2) less the amounts to which they are entitled under the Pension Plan. Messrs. Ortman and Donnelly will be entitled to receive, at age 65 subject to the completion of 10 years of service, annual supplemental pension payments equal to thirty percent (30%) of their highest consecutive five-year average compensation, less the amounts to which they are entitled under the Pension Plan. Messrs. Ortman and Donnelly currently have 7 and 9 years of service respectively for purposes of the Supplemental Executive Retirement Plan. Mr. Bready is not a participant in the plan.

     The Company provides deferred compensation benefits for Messrs. Bready, Hall and Harris. The agreements provide for 180 monthly payments beginning at age 65, although in the Company's discretion, the employee may receive reduced benefits upon retirement as early as age 60. Benefits are subject to forfeiture (except in the case of Mr. Bready) in the event employment terminates for any reason prior to age 60. Benefits are also subject to forfeiture in the event that the employee engages in competitive activity. Monthly payments to Messrs. Bready, Hall and Harris respectively, will, assuming retirement at age 65, be $5,050, $1,833 and $1,833.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Investment in Ecological Engineering Associates Limited Partnership. Ecological Engineering Associates Limited Partnership (EEA) is engaged in the design and operation of wastewater-treatment systems. Dennis J. McGillicuddy,
D. Stevens McVoy and Barry Silverstein, former directors of the Company, are directors and sole stockholders of Environmental Engineering Inc. (EEI) which is the general partner of EEA. The Company has made an investment in EEA of $1,480,000 through September 1996 in the form of a note with interest accruing at 2% over prime and compounded annually and is currently investing at the rate of $17,500 per month contingent on EEI matching such investment and subject to termination at the discretion of management. The note, secured by a first lien on the partnership assets, matures on January 8, 1998. The Company also receives, in connection with its investment, warrants to acquire limited partnership units proportionate to all debt and equity investments made by other investors in EEA.

     Purchase of Shares by the Company. In November 1995 the Company announced the commencement of a stock repurchase program. Since then approximately 2,300,000 shares of Common Stock were acquired by the Company, including the purchase of 1,189,809 shares on April 26, 1996 at a price of $17 per share from Messrs. McGillicuddy, McVoy and Silverstein who then resigned as directors. The repurchase was approved by the Board of Directors and by a committee of independent directors after receiving investment advice from independent financial advisors as to the fairness of the repurchase. The purchase of such shares was accretive as to earnings. If all of the shares had been purchased as of January 1, 1995, earnings per share for 1995 would have been $.17 higher than reported. With respect to the shares purchased from the former directors the advice of the independent financial advisor was that the price paid was less than the Company would pay in acquiring that number of shares from non-affiliates of the Company.

2.  SHAREHOLDER PROPOSAL

     Loretta L. Lipman, whose address can be obtained from the Secretary of the Company, has notified the Company that she intends to propose a resolution at the Annual Meeting and has submitted the following statement in support of her proposal:

     "In April 1996, our Company paid over $20.2 million to three directors in exchange for Nortek shares they owned. Each of the three individuals was also at the time a partner with a fourth director -- Nortek's Chairman, Richard Bready
- -- in a partnership called Bready Associates.

     To use $20.2 million in cash to repurchase stock -- from directors -- is an unusual use of funds. The price of $17 per share paid to the three directors represented a 10% premium over the then market price. All told, Nortek paid the three directors a premium that amounted to more than $1.78 million above market. No other stockholders were offered the opportunity to sell their shares to the Company for a premium.

     The Stock Purchase Agreement between Nortek, the three directors, Bready and their affiliates contained interesting provisions: the three individual directors were to hold on to their offices as directors until their resignation immediately following the stock purchase; Nortek was required to provide a general release to each of the three individual directors, which included a release in connection with the performance of their duties as directors; Nortek was required to pay the legal expenses of the three directors in connection with the premium buy-out of their stock; Nortek was required to make a detailed representation as to status of discussions with potential acquirers; and perhaps most disturbingly, Nortek agreed to indemnify the three individuals, in their capacities as directors and otherwise, for any losses they might incur in connection with the purchase transactions. Thus, if one contemplated whether the three individuals violated their fiduciary duties to the Company, in any event, the three would have a contractual claim to be indemnified for the very acts in question.

     This stock buy-back was the most recent unusual transaction between Nortek and this group, but Nortek has made a series of investments in an entity controlled by the same three individual directors. Also, in 1991, the Board amended Nortek's "poison pill" rights plan to exempt Richard Bready and Bready Associates from the trigger threshold, enabling them, and no other shareholder of Nortek, to increase their percentage ownership of Nortek without triggering the poison pill.

     These matters demonstrate the need for a strong and independent Board of Directors. Yet the By-laws, as amended, contain a very cumbersome mechanism for shareholder nominations of directors -- one that appears designed to vest nominating power solely in the self-perpetuating Board itself. To nominate a candidate other than a Board-endorsed nominee, currently 100 individual shareholders are required to act together -- a virtual impossibility with a public company. If the By-law amendment proposal is approved, it will be possible for shareholders to nominate and elect candidates on the floor of the Annual Meeting. I urge you to send Nortek management a message -- vote for the following:

        RESOLVED:  The By-laws of Nortek are amended by striking Section 3.4."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE SHAREHOLDER PROPOSAL.

     Section 3.4 of the Company's By-laws, adopted in 1982, provides:

          "3.4 Nominations. Nominations of persons to be elected directors of the corporation, other than nominations submitted on behalf of the incumbent board of directors, must

             (a) be submitted in writing to the secretary or chief executive officer of the corporation not less than 30 days before the meeting of the stockholders at which such election is to be held;

             (b) be accompanied by a written statement, as to each such nominee, of his residence and business (if any) address, occupation (if any), date of birth, and record and beneficial holdings of the shares of the corporation; and

             (c) accompanied by a petition in support of such nomination signed by at least 100 record holders of shares of capital stock of the corporation entitled to vote in elections of directors, holding in the aggregate not less than 1% of the shares of capital stock of the corporation entitled to vote in elections of directors outstanding as of the date such petition is submitted."

     The proposal has been submitted by the ex-wife of the Company's chief executive officer who has been engaged for the past six years in divorce litigation in Rhode Island over division of marital property. She owns 125 shares of the Company's Common Stock which she purchased during the divorce trial and used to attempt to gain access to Company records for use in her marital property claims.

     The By-law is a corporate governance procedural provision that is not unique to the Company. Contrary to the proponent's claim, it does not prohibit shareholders from nominating board candidates. It does require that those submitting nominations give advance notice of their intention, provide certain minimal information concerning the candidates and have at least a 1% stake in the Company. The provision seeks to avoid the disruption that could occur if disgruntled shareholders such as the proponent could submit nominations to satisfy their personal agendas.

     ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL (ITEM 2 ON THE PROXY CARD).

                                 AUDIT MATTERS

     The Board of Directors has selected Arthur Andersen & Co., auditors of the Company in 1995 to continue in that capacity for 1996. Representatives of Arthur Andersen & Co., are not expected to be present at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

     The Board of Directors has set March 27, 1997 as the date for the 1997 Annual Meeting of Stockholders of the Company. Accordingly, in order for any proposal that a stockholder intends to present at the 1997 Annual Meeting to be eligible for inclusion in the Company's proxy material for that meeting, it must be received by the Secretary of the Company at the Company's offices in Providence, Rhode Island, no later than October 30, 1996.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management of the Company knows of no business to be presented for consideration at the Annual Meeting of Stockholders other than as stated in the Notice of the Annual Meeting of Stockholders.

     In addition to the solicitation of proxies by mail, management and employees of the Company may solicit proxies in person or by telephone, for which they will receive no additional compensation. The Company also retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $8,000 plus reimbursement of reasonable out-of-pocket expenses. Persons holding stock as nominees will, upon request, be reimbursed for their reasonable out-of-pocket expenses in sending soliciting materials to their principals. The cost of solicitation will be borne by the Company.

September 30, 1996

PROXY FOR COMMON STOCK            NORTEK, INC.          PROXY FOR COMMON STOCK


           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 25, 1996


The undersigned hereby appoints Richard L. Bready, Richard J. Harris and Kevin
W. Donnelly, or any of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Nortek, Inc. to be held on October 25, 1996 at the Janus Hotel, Fabriano, Italy, at 11:00 a.m., local time, or at any adjournment or postponement thereof, all of the shares of Common Stock, par value $1 per share, of Nortek, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 (ELECTION OF DIRECTORS) AND AGAINST PROPOSAL 2 (SHAREHOLDER PROPOSAL).

                                ADDRESS CHANGE:

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                          (OVER)


/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
            NORTEK, INC. COMMON STOCK                                        FOLLOWING PROPOSAL:
                                                                                                         For    With-   For All
NOTE: Please sign exactly as name appears hereon, joint owners                                                  hold    Except
should each sign. When signing as attorney, executor, administrator,    1.) Election of Directors       / /     / /     / /
trustee of guardian, please give full title as such.
                                                                             Election of one director by holders of Common Stock,
Mark box at right if address change has been noted on    / /                 voting as a class.
the reverse side of this card.                                                            J. PETER LYONS

                                                                             Election of one director by holders of Common Stock,
RECORD DATE SHARES:                                                          and Special Common Stock, voting together as a class.
                                                                                          WILLIAM I. KELLY

                                                                             INSTRUCTION:
                                                                             To withhold authority to vote for any individual
                                                                             nominee, write that nominee's name in the space
                                                                             provided below.

                                                                             -------------------------------------------------------

                                                                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                             THE FOLLOWING PROPOSAL:
                                                                                                              For  Against  Abstain
                                                                         2.) Amendment to strike              / /    / /     / /
                                                                             Section 3.4 of the Company's
                                                                             By-laws.
                                                ----------------------
  Please be sure to sign and date this Proxy.   Date                     3.) In their discretion, the proxies are authorized to
- ---------------------------------------------------------------------        vote upon such other business as may properly come
                                                                             before the meeting.

- ------ Shareholder sign here ------------- Co-owner sign here--------
- ------------------------------------------------------------------------------------------------------------------------------------

PROXY FOR SPECIAL COMMON STOCK     NORTEK, INC.   PROXY FOR SPECIAL COMMON STOCK


           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                        ANNUAL MEETING OF STOCKHOLDERS
                               OCTOBER 25, 1996


The undersigned hereby appoints Richard L. Bready, Richard J. Harris and Kevin
W. Donnelly, or any of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Nortek, Inc. to be held on October 25, 1996 at the Janus Hotel, Fabriano, Italy, at 11:00 a.m., local time, or at any adjournment or postponement thereof, all of the shares of Special Common Stock, par value $1 per share, of Nortek, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no contrary direction is made, this proxy will be voted for Proposal 1 (election of director) and against Proposal 2 (shareholder proposal).

                                ADDRESS CHANGE:

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                          (OVER)


/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                                                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
            NORTEK, INC. SPECIAL COMMON STOCK                                FOLLOWING PROPOSAL:
                                                                                                         For    With-
NOTE: Please sign exactly as name appears hereon, Joint owners                                                  Hold
should each sign. When signing as attorney, executor, administrator,    1.) Election of Director        / /     / /
trustee or guardian, please give full title as such.

Mark box at right if address change has been noted on    / /                 Election of one diretor by holders of Common Stock, and
the reverse side of this card.                                               Special Common Stock, voting together as a class.

                                                                                          WILLIAM I. KELLY
RECORD DATE SHARES:

                                                                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                             THE FOLLOWING PROPOSAL:
                                                                                                              For  Against  Abstain
                                                                         2.) Amendment to strike Section      / /    / /     / /
                                                                             3.4 of the Company's By-laws.

                                                                         3.) In their discretion, the proxies are authorized to
                                                                             vote upon such other business as may properly come
                                                                             before the meeting.
                                                --------------------
  Please be sure to sign and date this Proxy.   Date
- --------------------------------------------------------------------

- ------ Shareholder sign here ------------- Co-owner sign here-------
- ------------------------------------------------------------------------------------------------------------------------------------